Exhibit J

May 1, 2019

William H. Lyon

PO Box 8858

Newport Beach CA 92658

Lyon Shareholder 2012, LLC

The William Harwell Lyon Separate Property Trust

PO Box 8858

Newport Beach CA 92658

Attention: Mr. William H. Lyon

Re: Confidentiality Agreement

Ladies and Gentlemen:

In connection with the consideration by William H. Lyon, Lyon Shareholder 2012, LLC, a Delaware limited liability company (“Lyon LLC”), and The William Harwell Lyon Separate Property Trust (together with Mr. Lyon and Lyon LLC, “you”) of a possible negotiated business combination (a “Possible Transaction”) with William Lyon Homes, a Delaware corporation, and/or its subsidiaries or divisions (collectively, with such subsidiaries and divisions, the “Company”), the Company may make available to you and your Representatives (as hereinafter defined) certain Evaluation Material (as hereinafter defined), including certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your Representatives, you agree that you will, and will cause your Representatives to, treat the Confidential Information (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein.

1. Evaluation Material; Confidential Information; Other Defined Terms. As used in this letter agreement:

a) The term “Evaluation Material” shall mean (i) all information relating, directly or indirectly, to the Company or its business, including, without limitation, information related to the Company’s markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects (whether prepared by the Company, its advisors or otherwise), which is delivered, disclosed or furnished to you or to your Representatives, before, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished (including in connection with your or your affiliates’ official capacity as an officer or director of the Company), or which you or your Representatives otherwise learn or obtain, through observation or through analysis of such information, data or knowledge, and (ii) the portions of all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by you or your Representatives that contain any such information. Notwithstanding the foregoing, the term Evaluation Material shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in breach of this letter agreement, (ii) was within your possession on a non-confidential basis prior to it being furnished to you by or on behalf of the Company or any of its Representatives, provided that you did not know or have reason to believe that the source of such information was bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information; or (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that you do not know or have reason to believe that the source is bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information.

b) The term “Discussion Information” shall mean the fact that you or any of your Representatives has received Evaluation Material or that Evaluation Material has been made available to you or any of your Representatives, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto, unless such information is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in breach of this letter agreement.

c) The term “Confidential Information” shall mean the Evaluation Material and the Discussion Information.

d) The term “Representatives” (i) with respect to you, shall only include your officers, managers, directors, general partners, employees, outside counsel, financial advisors, accountants and consultants and, subject to (a) receipt of prior written consent of the Company and (b) compliance with Section 2 below, shall also include potential sources of equity or debt financing (and their respective counsel and advisors), and (ii) with respect to the Company, shall include its directors, stockholders, officers, employees, agents, affiliates, partners, and advisors (including, without limitation, attorneys, accountants, consultants and financial advisors) and those of such affiliates, excluding, in each case, you and your Representatives.

e) The terms (i) “affiliates,” “beneficial ownership” and “group” shall have the respective meanings given to such terms under the Securities Exchange Act of 1934, as amended, except that, for purposes of this letter agreement, you shall not be considered an affiliate of the Company, and the Company shall not be considered your affiliate, and (ii) “person” shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

2. Use and Disclosure of Confidential Information.

a) You hereby agree that you and your Representatives shall use the Confidential Information solely for the purpose of evaluating a Possible Transaction and for no other purpose, that the Confidential Information will be kept confidential and that you and your Representatives will not disclose any of the Confidential Information in any manner whatsoever; provided, however, that you may disclose Confidential Information (i) to which the Company gives its prior written consent, (ii) as permitted under Paragraph 3 of this letter agreement, and (iii) to your Representatives who (a) need to know such information for the purpose of evaluating a Possible Transaction, (b) are made aware of the terms of this letter agreement and (c) (1) agree to be bound by the terms hereof or (2) are bound by contractual, legal or fiduciary obligations of confidentiality to you that are at least as protective as the confidentiality terms herein. Notwithstanding the foregoing, you agree that you and your Representatives shall not disclose or make available any Evaluation Material to any potential sources of equity or debt financing (or their respective counsel or advisors), except to the extent that the Company has provided express prior written consent to disclosing or making available such information to such potential source of equity or debt financing (or their respective counsel or advisors). In any event, you agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information and to accept responsibility for any breach of this letter agreement by you or any of your Representatives.

b) To the extent that any Confidential Information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you and the Company understand and agree that you and the Company have a commonality of interest with respect to such matters, and it is the mutual desire, intention and understanding of you and the Company that the sharing of such materials is not intended to, and shall not, waive or diminish in any way the confidentiality of such materials or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. Accordingly, and in furtherance of the foregoing, you agree not to claim or contend that the Company has waived any attorney-client privilege, work product doctrine or any other applicable privilege by providing information pursuant to this letter agreement or any subsequent definitive written agreement regarding a Possible Transaction.

3. Required Disclosures. In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process or by applicable statute, rule, regulation or by governmental regulatory authorities) to disclose any Confidential Information, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement with respect to such disclosure. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the opinion of legal counsel, legally compelled to disclose Confidential Information to any tribunal, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information that such counsel advises you is legally required to be disclosed, provided that you use your commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal; and provided further that you shall promptly notify the Company of (i) your determination to make such disclosure and (ii) the nature, scope and contents of such disclosure. In addition, in the event that you or any of your Representatives are legally compelled, in the opinion of legal counsel, to disclose any Confidential information in any reports or filings made pursuant to the Securities Exchange Act of 1934, as amended, or any similar state law, rule or regulation, or pursuant to the rules or regulations of any securities exchange; you may disclose such Confidential Information if you provide prompt written notice to the Company in advance of such disclosure, such notice to include the nature, scope and contents of such disclosure.

4. Destruction of Evaluation Material. Upon the written request of the Company in its sole discretion, you will promptly (and in any case within seven days of the Company’s request) destroy and cause your Representatives to destroy all Evaluation Material (and any copies thereof) in your and their respective possession; provided, however, you and each of your Representatives may retain one (1) copy of the Evaluation Material to the extent required for purposes of defending any legal proceeding or as is required to be maintained in order to satisfy any law, rule, or regulation to which you or such Representative is subject. Notwithstanding the destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other obligations and agreements hereunder.

5. Standstill. You agree that, until the earlier of (i) the Standstill Period (as hereinafter defined), or (ii) the execution of a final definitive agreement with respect to a Possible Transaction by the Company and you or your affiliates, unless specifically invited in writing by the Board of Directors of the Company, neither you nor any of your Representatives acting on your behalf or on behalf of other persons acting in concert with you will in any manner, directly or indirectly, effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in:

a) any voluntary acquisition of (i) any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof) of the Company in excess of any such securities beneficially owned by you as of the date of this letter agreement, other than (A) the acquisition by you of shares of Class B Common Stock, par value $0.01 per share, of the Company (“Class B Common Stock”) pursuant to your exercise of (1) any outstanding warrant held by you as of the date of this letter agreement or (2) your preemptive rights to acquire Class B Common Stock under Company’s Amended and Restated Certificate of Incorporation, (B) the conversion of any Class B Common Stock held by you into Class A Common Stock, par value $0.01 per share, of the Company (“Class A Common Stock”), (C) the acquisition by you of any equity awards that may granted or issued to you by the Company on or after the date hereof, and (D) the acquisition by you of shares of Class A Common Stock pursuant to the exercise of any equity awards held by you, or (ii) any material assets, indebtedness or businesses of, the Company;

b) any tender or exchange offer, merger or other business combination involving the Company or any material assets of the Company;

c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its affiliates;

d) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates, except in your capacity solely as an officer or director of the Company on behalf of the Company;

e) any action, whether alone or in concert with others, to seek or obtain additional representation on the Board of Directors or, to seek to advise or influence any person with respect to the voting of any voting securities of the Company; or

f) any action which would or would reasonably be expected to force you, your Representatives or the Company to make a public announcement regarding any of the types of matters set forth in the foregoing.

For purposes of this letter agreement, the “Standstill Period” shall mean the later of (i) one (1) year from the date of this letter agreement, or (ii) if, prior to one (1) year from the date of this letter agreement, you have entered into, and provided written notice to the Company of, a written agreement, arrangement, and/or understanding with any potential unaffiliated co-investor with respect to a Possible Transaction, 18 months from the date of this letter agreement.

6. Remedies. It is understood and agreed that money damages would not be an adequate remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. You further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and you agree to waive any requirements for the securing or posting of any bond in connection with such remedy.

7. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction.

8. Assignment; Successors. Any assignment of this letter agreement, by operation of law or otherwise, by you without the prior written consent of the Company shall be null and avoid. This letter agreement shall be binding on and inure to the benefit of, and be enforceable by, the Company and its successors and assigns.

9. Term. This letter agreement will terminate on the date that is two years from the date hereof.

10. Miscellaneous. This letter agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior and contemporaneous agreements, understandings, arrangements and discussions, whether oral or written, between you and the Company regarding such subject matter. No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation. This letter agreement may be signed by facsimile or PDF and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

[Signature Page Follows]

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

William Lyon Homes, a Delaware corporation

By:	/s/ Jason R. Liljestrom
Name: Jason R. Liljestrom Title: Sr. Vice President, General
Counsel & Corporate Secretary

CONFIRMED AND AGREED as of the date written above:

/s/ William H. Lyon
William H. Lyon

Lyon Shareholder 2012, LLC

By:	/s/ William H. Lyon
Name: William H. Lyon Title: Manager

The William Harwell Lyon Separate Property Trust

By:	/s/ William H. Lyon
Name: William H. Lyon Title: Trustee

[Signature Page to Confidentiality Agreement]